Exhibit 10-L

DANA CORPORATION
EMPLOYEE STOCK AWARD PLAN
(As Amended Effective July 20, 1998)

1.	Purpose

     The purpose of the Plan is to reward Eligible Employees who have contributed to the success of the Corporation by their invention, creativity, loyalty or exceptional service, and to encourage such future contributions.

2.	Definitions

     “Act of Special Service” shall mean any act, which a Regional President, Division General Manager, or Corporate Office Department Head feels is so substantial and exceptional as to make the employee eligible for an award under the Plan. In making such a determination, the following criteria shall be considered:

a)	that the Eligible Employee has contributed in a substantial degree to the success of the Corporation by suggesting or implementing significant cost-saving measures or productivity improvements that improve the quality of the Corporation’s products or services; and

b)	the efforts of the Eligible Employee substantially exceed what would normally be expected of the person recommended for the award, given his or her job responsibilities.

     “Board of Directors” shall mean the Board of Directors of the Corporation.

     “Committee” shall mean the Policy Committee of the Corporation.

     “Corporation” shall mean Dana Corporation.

     “Eligible Employee” shall mean any full-time employee of the Corporation or its United States or foreign Subsidiaries, other than a current member of the Corporation’s A Group. Any authorized temporary absence from active employment without pay by reason of short-term disability, layoff, vacation, military leave or other authorized leave of absence will not affect employee eligibility.

     “Plan” shall mean the Dana Corporation Employee Stock Award Plan.

     “Shares of Stock” shall mean shares of common stock of the Corporation with a par value of $1.00 per share.

     “Subsidiary” shall mean each corporation the financial results of which are consolidated with those of the Corporation for purposes of the statement of consolidated income included in the Corporation’s annual report to stockholders for the period which includes the date as to which the term refers, and each corporation in an unbroken chain of corporations beginning with the Corporation if, on the date as to which the term refers, each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting powers of all classes of stock in one of the other corporations in such chain.

     “TARP” shall mean the Technical Achievement Recognition Program, which program is a part of and subject to the terms of this Plan, and is attached hereto as Exhibit I.

3.	Grant of Awards

     Any Regional President, Division General Manager, or Corporate Office Department Head of the Corporation or a Subsidiary may make an annual award of up to 1000 Shares of Stock to an Eligible Employee for an Act of Special Service, provided that, in the case of any award of more than 100 Shares of Stock, prior approval of the Committee is required, and in the case of any award of 100 Shares of Stock or less, prior approval of an SBU President or the President – Dana International (or, in the case of the Corporate Office, the Committee) is required.

     In addition, under the TARP provisions of this Plan, the Corporation may make awards of 50 Shares of Stock to Eligible Employees in recognition of their filing an original patent application or publishing a paper through a recognized technical or professional society.

4.	Duties of the Committee

     The Committee shall calculate separately the aggregate amount of awards that have been approved by the SBU Presidents, the President – Dana International and the Committee for Acts of Special Service and for TARP awards under the Plan, and shall periodically provide the Board of Directors with a year-to-date listing of all such awards and the number of Shares of Stock which shall be used for the awards.

5.	Shares Reserved for the Plan; Award Limitation

     The total number of Shares of Stock available to make awards for Acts of Special Service and for TARP awards under the Plan in any calendar year shall not exceed one hundred thousand (100,000) shares, which shall consist of authorized but unissued Shares of Stock.

     No Eligible Employee shall be entitled to receive, during any calendar year, more than one thousand (1000) Shares of Stock for Acts of Special Service hereunder (exclusive of any award received under the TARP).

6.	Consideration

     Employees are not required to provide any consideration for their awards under this Plan other than their Acts of Special Service, or their efforts related to the filing of a patent application or the publication of a technical paper.

7.	Assignment

     The right to receive Shares of Stock which have been awarded pursuant to the Plan is not transferable, and Shares of Stock will be delivered only to the Eligible Employee or his personal representative in the event of the death of the Eligible Employee prior to delivery of the award.

8.	Termination or Amendment

     The Plan is intended to be an ongoing one, but the Board of Directors reserves the right at any time to terminate, alter or amend the Plan or the TARP, without the consent of, or notice to, any employee or beneficiary.

9.	Termination of Eligibility

     If any employee for any reason whatever ceases to be an Eligible Employee, he shall no longer be eligible to receive awards pursuant to this Plan, provided, however, that this will not affect his eligibility to receive awards following his retirement from the Corporation (or a Subsidiary) where the award is related to services performed while he was an Eligible Employee.

10.	Taxes

     Each award of Shares of Stock pursuant to this Plan shall be accompanied by a cash payment in an amount equal to the taxes required by applicable law to be withheld as a consequence of both the award of Shares of Stock and the cash payment provided for in this paragraph.

11.	Earnings

     Awards made pursuant to this Plan shall in no event be deemed earnings within the definition of any employee benefit plan of the Corporation or its Subsidiaries.

12.	Adjustments Upon Changes in Capitalization

     In the event of a capital adjustment resulting from a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, liquidation, or a combination or exchange of stock, the number of Shares of Stock subject to the Plan, the number of Shares of Stock available for grant under the Plan, the number of Shares of Stock subject to the grant of stock awards and TARP awards, and the number and kind of shares of other stock that may be substituted or exchanged for Shares of Stock in the capital adjustment, shall be adjusted in a manner consistent with such capital adjustment.

EXHIBIT I

TECHNICAL ACHIEVEMENT
RECOGNITION PROGRAM

Objective:

     To encourage and reward technological and professional creativity within Dana Corporation and its wholly-owned subsidiaries worldwide.

Award:

1.	Fifty shares of Dana stock, to be awarded to each named inventor after the filing of each original patent application, and to each named author of a paper orally presented to and published through a recognized technical or professional society.

Only “regular” patents qualify for awards. Design patents, registered designs or similar rights which cover only the appearance of a product do not qualify for awards.

“Recognized technical or professional societies” include only those organizations in which papers are subject to critical review and analysis. Magazine and journal articles and presentations at conferences do not qualify.

2.	An engraved plaque, to be presented to each named inventor after issuance of each original patent and to each named author after publication of the qualified paper.

3.	Divisions and subsidiaries will recommend additional stock awards under the Dana Stock Award Plan where the commercial value of the invention justifies such an award.

Procedure:

Awards will be granted and financed by Dana Corporation through the Dana Stock Award Plan.

Divisions and subsidiaries will decide whether inventions are of sufficient economic value to justify patenting.

Awards will be made only to inventors and authors who are full-time, part-time or temporary employees (or co-op students) or retirees of Dana (or a wholly-owned Dana subsidiary) at the time the award is to be made. People on temporary layoff are also eligible.

Retirees are eligible for awards provided the activity on which the award is based was performed while the individual was an employee of Dana or a wholly-owned Dana subsidiary.